Exhibit 99.1

Contact:
David Waldman or Natalya Rudman
Crescendo Communications, LLC
Email: mlss@crescendo-ir.com
Tel: 212-671-1020

Milestone Scientific Regains Compliance with New York Stock Exchange Listing Standards

LIVINGSTON, NJ, May 22, 2020 -- Milestone Scientific Inc. (NYSE: MLSS), a leading developer of computerized drug delivery instruments that provide painless and precise injections, today confirms that it regained compliance with the stockholder’s equity requirements under the continued listing standards of the NYSE American LLC (“Exchange”).

In November 2018, Milestone Scientific received notice from the Exchange that the Company was not then in compliance with the continued listing standards as set forth in Sections 1003(a)(i), (ii), and (iii) of the NYSE American Company Guide. On December 20, 2018, the Company submitted a plan to achieve compliance (the “Plan”) by May 20, 2020. The Plan was accepted by the Exchange on January 24, 2019. The Company implemented the Plan, and it received notice from the Exchange on May 20, 2020 that it is now compliant with the continued listing standards.

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a biomedical technology research and development company that patents, designs, develops and commercializes innovative diagnostic and therapeutic injection technologies and instruments for medical, dental, cosmetic and veterinary applications. Milestone's computer-controlled systems are designed to make injections precise, efficient, and virtually painless. Milestone’s proprietary DPS Dynamic Pressure Sensing technology® is our technology platform that advances the development of next-generation devices, regulating flow rate and monitoring pressure from the tip of the needle, through platform extensions for local anesthesia for subcutaneous drug delivery, with specific applications for cosmetic botulinum toxin injections, epidural space identification in regional anesthesia procedures and intra-articular joint injections. For more information please visit our website: www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, expected revenues, timing of regulatory approvals and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions, future business decisions and regulatory developments, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2019. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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